                                                                    Exhibit 12.1

EME Homer City Generation LP
Ratio of Earnings to Fixed Charges (000's)

                                                        Year Ended    Year Ended  Nine Months Ended  Nine Months Ended
                                                       December 31,  December 31,   September 30,      September 30,
                                                          2000          1999            2001               2000
                                                       ---------------------------------------------------------------
EARNINGS:

Income (loss) before income taxes and extraordinary
       item (1999)                                        (3,563)        4,290          57,545              9,489
Adjustments:
       Fixed charges, as below                           149,149       105,860         112,438            111,367
       Interest capitalized                              (10,282)       (1,779)         (9,651)            (6,873)
                                                       ---------------------------------------------------------------

Earnings as adjusted                                     135,304       108,371         160,332            113,983
                                                       ===============================================================

FIXED CHARGES:

Interest on indebtedness (expense and capitalized)       148,936       105,593         112,248            111,207
Interest portion on rental expense                           213           267             190                160
                                                       ---------------------------------------------------------------
                                                         149,149       105,860         112,438            111,367
                                                       ===============================================================

Ratio of Earnings to Fixed Charges                  (a)      --           1.02            1.43               1.02

(a) For the year ended December 31, 2000, there was a fixed charge deficiency of $13,845

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EME Homer City Generation LP
Ratio of Earnings to Fixed Charges (000's)
Pro forma

                                                                            Year Ended  Nine Months Ended
                                                                           December 31,   September 30,
                                                                              2000           2001
                                                                            ---------      ---------
PRO FORMA EARNINGS:

Historical income (loss) before income taxes                                $  (3,563)     $  57,545

Pro forma earnings adjustments due to sale-leaseback:
   Elimination of interest on debt to be repaid with proceeds from sale
   Additional interest expense from lease financing                          (105,000)       (79,000)

Adjustments:
       Fixed charges, as below                                                243,867        181,787
       Interest capitalized - none                                                 --             --
                                                                            ---------      ---------

Earnings as adjusted                                                        $ 135,304      $ 160,332
                                                                            =========      =========


PRO FORMA FIXED CHARGES:

Historical interest on indebtedness                                         $ 148,936      $ 112,248

Pro forma interest adjustments due to sale-leaseback:
   Elimination of interest on debt to be repaid with proceeds from sale       (10,282)        (9,651)
   Additional interest expense from lease financing                           105,000         79,000

Historical interest portion on rental expense                                     213            190
                                                                            ---------      ---------
                                                                            $ 243,867      $ 181,787
                                                                            =========      =========

Pro forma ratio of Earnings to Fixed Charges                                       -- (a)         -- (a)

(a) For the year ended December 31. 2000 and for the nine month period ended September 30, 2001, there was a pro forma fixed charge deficiency of $108,563 and $21,455, respectively.